Exhibit 99.1

Contacts: Alnylam Pharmaceuticals, Inc. Christine Regan Lindenboom (Investors and Media) 617-682-4340 Josh Brodsky (Investors) 617-551-8276

Alnylam Outlines 2016 Goals for RNAi Therapeutics Pipeline

– Company Plans to Advance Multiple Phase 3 Programs, Including Start of Two Fitusiran

Phase 3 Studies, and Expects Ten or More Major Clinical Data Readouts

and Three New IND Filings –

Cambridge, Mass., January 11, 2016 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, announced today its pipeline goals for 2016 across its Genetic Medicine, Cardio-Metabolic Disease, and Hepatic Infectious Disease Strategic Therapeutic Areas (STArs). Achieving these goals will advance the Company towards its “Alnylam 2020” guidance, launched in January 2015, where by the end of 2020 the Company expects to achieve a profile with three marketed products, 10 RNAi therapeutic clinical programs – including four in late stages of development – across its three STArs. As part of its 2016 guidance, the Company plans to advance multiple Phase 3 programs, including the start of two fitusiran Phase 3 trials in hemophilia, and expects to have at least ten major clinical data readouts and to file three new IND* applications.

“By 2020, we expect to have multiple marketed products and a rich pipeline of programs in clinical development, including multiple programs in late stages, across our three ‘STArs.’ To enable this objective, our reproducible and modular platform provides what we believe to be a robust drug discovery and development framework to advance a pipeline of potentially differentiated products,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We believe the pipeline goals we are announcing today bring us closer to achieving our ‘Alnylam 2020’ profile and becoming a fully integrated commercial-stage biopharmaceutical company. With multiple Phase 3 programs, ten or more clinical data readouts, and three new INDs expected in 2016, we believe that our pipeline is positioned to make an increasingly meaningful difference in the lives of patients and to create significant value for our shareholders.”

Genetic Medicine STAr, a broad pipeline of investigational RNAi therapeutics for the treatment of rare diseases.

•	Patisiran, an investigational RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR amyloidosis) in patients with familial amyloidotic polyneuropathy (FAP). Alnylam plans to:

*	Investigational New Drug (IND) or Clinical Trial Application (CTA)

•	Complete enrollment in the APOLLO Phase 3 study by the end of January 2016.

•	The Company is announcing today that it has enrolled over 200 patients; based on the number of patients currently in screening, the Company expects the APOLLO trial to be over-enrolled.

•	In addition, the Company expects to be in a position to report data from the APOLLO trial in 2017 and, assuming positive data, to submit a New Drug Application (NDA) and Marketing Authorisation Application (MAA) for patisiran in late 2017.

•	Present 24-month data from the Phase 2 Open-Label Extension (OLE) study with patisiran in mid-2016.

•	Revusiran, an investigational RNAi therapeutic targeting TTR for the treatment of ATTR amyloidosis in patients with familial amyloidotic cardiomyopathy (FAC). Alnylam plans to:

•	Continue enrollment in the ENDEAVOUR Phase 3 study.

•	Based on ongoing enrollment, the Company is guiding today that it expects to report data from the ENDEAVOUR trial in 2018.

•	Present 12-month data from the Phase 2 OLE study with revusiran in mid-2016.

•	ALN-TTRsc02, an investigational RNAi therapeutic targeting TTR for the treatment of all forms of ATTR amyloidosis. Alnylam plans to:

•	File an IND* in early 2016.

•	Start a Phase 1 study in mid-2016.

•	Present initial Phase 1 clinical data in late 2016.

•	Initiate a Phase 3 trial in 2017, if the Phase 1 study results are positive.

•	Fitusiran (ALN-AT3), an investigational RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBD). Alnylam plans to:

•	Present additional data from the ongoing Phase 1 trial in mid-2016.

•	Start two Phase 3 trials in severe hemophilia A and B patients with and without inhibitors in mid- and late 2016, respectively.

•	Present initial data from the ongoing Phase 1 OLE study in late 2016.

•	ALN-CC5, an investigational RNAi therapeutic targeting complement C5 for the treatment of complement-mediated diseases. Alnylam plans to:

•	Present data from Part C of the Phase 1/2 trial – which is being conducted in paroxysmal nocturnal hemoglobinuria (PNH) patients – in mid- and late 2016.

•	PNH patients enrolled in the study are treatment naïve or on eculizumab therapy.

•	The data will inform development in PNH patients with or without concomitant eculizumab, potentially at lower or less frequent doses, with the goal of establishing optimal therapy and maximizing the number of patients who may benefit from ALN-CC5.

•	Initiate a Phase 3 trial in 2017, if the Phase 1/2 study results are positive.

•	ALN-AS1, an investigational RNAi therapeutic targeting aminolevulinic acid synthase-1 (ALAS1) for the treatment of acute hepatic porphyrias. Alnylam plans to:

•	Present data from the ongoing Phase 1 study – including initial data in patients that experience recurring porphyria attacks – in late 2016.

•	Initiate a Phase 3 trial in 2017, if the Phase 1 study results are positive.

•	ALN-AAT, an investigational RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of AAT deficiency-associated liver disease. Alnylam plans to:

•	Present initial Phase 1 clinical data in mid-2016.

•	ALN-GO1, an investigational RNAi therapeutic for the treatment of Primary Hyperoxaluria Type 1 (PH1). Alnylam plans to:

•	Start a Phase 1 trial in early 2016.

•	Present initial Phase 1 clinical data in late 2016.

•	In addition, in its Genetic Medicine STAr, Alnylam plans to:

•	File an IND* for a new, as yet undisclosed program in late 2016.

•	Advance additional pre-clinical programs.

•	Across its Genetic Medicine STAr, Alnylam plans on developing and commercializing its products through direct marketing and sales in the U.S. and EU, while leveraging its alliance with Sanofi Genzyme for product commercialization in the rest-of-world (ROW).

Cardio-Metabolic Disease STAr, a pipeline of investigational RNAi therapeutics toward unmet needs in cardiovascular and metabolic diseases.

•	ALN-PCSsc, an investigational RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-PCSsc is partnered with The Medicines Company.

•	Initial data from the ORION-1 Phase 2 study are expected to be presented by The Medicines Company in late 2016.

•	If study results are positive, The Medicines Company has guided that it intends to start a Phase 3 program in 2017.

•	In addition, in its Cardio-Metabolic Disease STAr, Alnylam plans to advance additional pre-clinical programs.

•	Alnylam intends to seek strategic partnership opportunities for programs in its Cardio-Metabolic Disease STAr, while retaining significant product development and commercialization rights in the U.S. and EU.

Hepatic Infectious Disease STAr, a pipeline of investigational RNAi therapeutics that address major global health challenges.

•	ALN-HBV, an investigational RNAi therapeutic targeting the hepatitis B viral (HBV) genome for the treatment of chronic HBV infection. Alnylam plans to:

•	File an IND* in early 2016.

•	Start a Phase 1 trial in mid-2016.

•	In addition, in its Hepatic Infectious Disease STAr, Alnylam plans to advance additional pre-clinical programs.

•	The Company intends to seek strategic partnership opportunities for programs in its Hepatic Infectious Disease STAr, while retaining significant product development and commercialization rights in the U.S. and EU.

Alnylam is updating its 2015 cash guidance today to end with approximately $1.28B. The Company intends to provide financial guidance for 2016 in connection with its year-end 2015 financial results in February.

Alnylam management will present a company overview detailing these goals and guidance at the 34th Annual J.P. Morgan Healthcare Conference today, Monday, January 11, 2016 at 10:00 a.m. PT (1:00 p.m. ET) at the Westin St. Francis Hotel in San Francisco, California. In addition, the Company plans to webcast its Q&A breakout session immediately following the presentation at

10:30 a.m. PT (1:30 p.m. ET). A live audio webcast of the presentation and breakout session will be available on the Investors section of the Company’s website, www.alnylam.com. A replay will be available on the Alnylam website within 48 hours after the event.

Sanofi Genzyme Alliance

In January 2014, Alnylam and Sanofi Genzyme, the specialty care global business unit of Sanofi, formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Sanofi Genzyme obtained the right to access certain programs in Alnylam’s current and future Genetic Medicines pipeline in the rest of the world (ROW) through the end of 2019, together with certain broader co-development/co-commercialization rights and global rights for certain products. In the case of patisiran, Alnylam will advance the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of revusiran, Alnylam and Sanofi Genzyme will co-develop/co-commercialize the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of fitusiran, Sanofi Genzyme has elected to opt into the program for its ROW rights, while retaining its further opt-in right to co-develop and co-promote fitusiran with Alnylam in North America and Western Europe, subject to certain restrictions.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The Company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines.

Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The Company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Sanofi Genzyme. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam’s pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s views with respect to the potential for RNAi therapeutics, its expectations regarding its STAr pipeline growth strategy, its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, its expectations for the filing of regulatory documents, its expectations regarding the timing of the start of clinical studies and presentation of clinical data, the expected timing for completion of enrollment and the potential for over-enrollment in its APOLLO Phase 3 study, its expected cash position as of December 31, 2015 and the expected timing for 2016 cash guidance, and its plans regarding the pursuit of pre-clinical programs, strategic partnership opportunities and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to manage operating expenses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.